Filed pursuant to Rule 424(b)(2) and Rule 424(b)(8)

Registration Statement No. 333-180300-03

May 17, 2013

Pricing Supplement Addendum No. 152 dated May 17, 2013

To Pricing Supplement No. ETN-2/A-1 dated March 23, 2012,

Prospectus Supplement dated March 23, 2012,

and Prospectus dated March 23, 2012

Exchange Traded Notes due April 20, 2020 Linked to the Cushing 30® MLP Index ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D852/US22542D8526

NYSE Arca Ticker Symbol:	MLPN

Aggregate Offering Price of ETNs:	$3,912,337

Public Offering Price per ETN:	$30.0949

Principal Amount of ETNs:	$2,600,000

Principal Amount per ETN:	$20.00

Trade Date:	May 17, 2013

Settlement Date:	May 22, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-14 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse